Exhibit 23


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-20169) pertaining to the Cal-Maine Foods, Inc. 1993 Stock Option Plan, (Form S-8 No. 333-39940) pertaining to the Cal-Maine Foods, Inc. 1999 Stock Option Plan, and in the Post-Effective Amendment No.1 to Form S-1 on Form S-3 (No. 333-14809) and related Prospectus pertaining to shares underlying common stock purchase warrants of Cal-Maine Foods, Inc., of our report dated July 14, 2000, with respect to the consolidated financial statements and schedule of Cal-Maine Foods, Inc. included in this Annual Report (Form 10-K) for the year ended June 3, 2000.


                                                        /s/  ERNST & YOUNG LLP


Jackson, Mississippi
August 16, 2000